Exhibit 99.1

PVH CORP.

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

October 31, 2012

Contact:    Dana Perlman
                  Treasurer and Senior Vice President, Business Development and Investor Relations
                  (212) 381-3502
                  investorrelations@pvh.com

PVH CORP. COMMENCES CONSENT SOLICITATION
RELATED TO ITS 7.375% SENIOR NOTES DUE 2020

New York, New York – PVH Corp. (NYSE: PVH) announced today that it has commenced a consent solicitation to seek an amendment to the indenture governing PVH’s 7.375% Senior Notes due 2020 (the “Notes”).

The proposed amendment would increase the amount of secured indebtedness that the indenture permits PVH to incur without equally and ratably securing the Notes.  Relevant terms and conditions of the consent solicitation are set forth in a Consent Solicitation Statement and consent form to be distributed to all holders of record of the Notes as of 5:00 p.m., New York City time, on October 30, 2012, which is the record date for the consent solicitation.

PVH will pay $10.00 in cash for each $1,000 principal amount of the Notes for which consent to the proposed amendment is validly delivered (and not validly revoked) prior to the expiration time of the consent solicitation.  The consent payment will be made only if the requisite consents are received, among other conditions.  The consent solicitation will expire at 5:00 p.m., New York City time, on November 9, 2012, unless extended by PVH.  Promptly after the receipt of the requisite consents, PVH intends to enter into a supplemental indenture with U.S. Bank National Association, as Trustee, providing for the immediate effectiveness of the proposed amendment.  Consents may not be revoked after the proposed amendment becomes effective.

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as solicitation agents for the consent solicitation.  The tabulation and information agent for the consent solicitation is D.F. King & Co.  Questions regarding the consent solicitation may be directed to Barclays Capital Inc., (800) 438-3242 (toll free) or (212) 528-7581 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292- 0070 (toll free) or (646) 855-3401 (collect) or Citigroup Global Markets Inc. at or (800) 558-3745 (toll free) or (212) 723-6106 (collect).  Requests for copies of the Consent Solicitation Statement and related documents may be directed to D.F. King & Co., telephone number (800) 487-4870 (toll free) and (212) 269-5550 (for banks and brokers).

Contemporaneously with this release, PVH announced that it had entered into a definitive agreement to acquire The Warnaco Group, Inc.  No notice to, or consent of, the holders of Notes is required to effect the acquisition, and the acquisition is not conditioned upon receipt of the consents sought in the consent solicitation.  Furthermore, the consent solicitation is not conditioned on completion of the acquisition.

This press release is for informational purposes only and is not a solicitation of consents to the proposed amendment to the indenture governing the Notes.  The consent solicitation is being made solely by means of the consent solicitation documents, including the Consent Solicitation Statement that PVH is distributing to holders of Notes.  The consent solicitation is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

PVH Corp., one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Bass and  G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, DKNY, Ike Behar and  John Varvatos.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:  This press release and the consent solicitation documents pursuant to which PVH is soliciting consents contain forward-looking statements and information about PVH’s current and future prospects and PVH’s operations and financial results, which are based on currently available information or, in the case of documents incorporated by reference, information available at the time of filing of such documents. Actual future results and financial performance could vary significantly from those anticipated in such statements. The forward looking statements include assumptions about PVH’s operations, such as cost controls and market conditions, and the proposed acquisition of Warnaco (including its benefits, results, effects and timing) that may not be realized.

Risks and uncertainties related to the proposed acquisition of The Warnaco Group, Inc. include, among others: the risk that Warnaco’s stockholders do not approve the transaction; the risk that regulatory approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the transaction are not satisfied; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; costs and difficulties related to the integration of Warnaco’s business and operations with PVH’s business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions.

Additional factors that could cause future results or events to differ from those PVH expects are those risks discussed under Item 1A, “Risk Factors,” in PVH’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012 and other reports filed by PVH with the SEC.  Please read PVH’s “Risk Factors” and other cautionary statements contained in these filings.  PVH undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, PVH’s financial condition and results of operations could be materially adversely affected.